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CAMBRIDGE BANCORP ANNOUNCES 2022 ANNUAL MEETING DATE AND RENEWAL OF SHARE REPURCHASE PLAN

CAMBRIDGE, MA. (March 14, 2023) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company, today announced that the Company’s 2023 annual meeting of shareholders will be held on May 15, 2023 at 8:30 A.M. The annual meeting will be held at the Harvard Faculty Club which is located at 20 Quincy Street, Cambridge, MA 02138. The meeting will be preceded by breakfast at 8:00 A.M. At the meeting, only shareholders as of the close of business on March 13, 2023, the record date, are entitled to vote at the Annual Meeting and at any adjournments thereof. Additionally, on March 13, 2023, the Company’s board of directors authorized the renewal of its stock repurchase program to acquire up to 5.0% of the total number of shares outstanding of the Company’s common stock, with such purchases occurring prior to March 13, 2024. The timing and amount of any shares of the Company’s common stock repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended or discontinued at any time.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.6 billion in assets at December 31, 2022, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.1 billion in client assets under management and administration at December 31, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.